Exhibit 99.1
                                  TIFFANY & CO.
                                  NEWS RELEASE


Fifth Avenue & 57th Street                               Contacts:
New York, N.Y. 10022                                     James N. Fernandez
                                                         (212) 230-5315
                                                         Mark L. Aaron
                                                         (212)230-5301


                    TIFFANY EXPANDS STOCK REPURCHASE PROGRAM;
                    BOARD AUTHORIZES ADDITIONAL $500 MILLION

New York, N.Y., January 17, 2008 - Tiffany & Co. (NYSE: TIF) today announced that its Board of Directors has extended the expiration of its current stock repurchase program and authorized the additional repurchase of up to $500 million of Common Stock. This increase will enable the Company to repurchase up to $637 million of its Common Stock through January 31, 2011.

The Board's last increase to the program occurred in August 2006, when it authorized the repurchase of up to $813 million of stock through December 31, 2009. Of that, the Company has spent $676 million to repurchase 15.4 million shares at an average cost of $43.92 per share.

The Company currently has approximately 127 million shares outstanding.

Michael J. Kowalski, chairman and chief executive officer, said, "We have repurchased a considerable amount of stock in recent years, but have been substantially more active in fiscal 2007. In fact, we have spent approximately $400 million to repurchase 8.9 million shares in the current quarter since November 1."

He added, "This new authorization clearly expresses our Board's confidence in Tiffany's business and growth potential, and enables us to continue to opportunistically repurchase shares and return excess capital to stockholders."

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Company Description
-------------------

Tiffany & Co. operates jewelry and specialty retail stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. Other operations include consolidated results from ventures operated under trademarks or tradenames other than TIFFANY & CO. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This document contains certain "forward-looking" statements concerning the Company's objectives and expectations. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company's 2006 Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.
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